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                                                                      EXHIBIT 15



The Board of Directors and Shareholders
Tidewater Inc.



We are aware of the incorporation by reference in the Registration Statements (Forms S-8 No. 33-63094, No. 33-38240, No. 333-32729 and No. 333-47687) of
Tidewater Inc. of our report dated July 19, 1999 relating to the unaudited condensed consolidated interim financial statements of Tidewater Inc. that are included in its Form 10-Q for the quarter ended June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                      Ernst & Young LLP



New Orleans, Louisiana
July 19, 1999